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Exhibit 24.5

POWER OF ATTORNEY

Know All Men By These Presents, that the undersigned constitutes and appoints Gary W. Rollins as his true and lawful attorney-in-fact and agent in any and all capacities to sign the Annual Report on Form 10-K of Rollins, Inc. for the year ended December 31, 2009 and any and all amendments thereto and to file the same, with all exhibits, and any other documents in connection therewith, with the Securities and Exchange Commission.

IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney, in the capacities indicated, as of this 23rd day of February 2010.

/s/ BILL J. DISMUKE Bill J. Dismuke, Director

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  Exhibit 24.5